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Exhibit 13.a

Certification CEO under Section 906

Pursuant to section 1350, chapter 63 of title 18, United States Code, the undersigned officer of Akzo Nobel N.V., a company incorporated under the laws of the Netherlands (the “company”), hereby certifies, to such officer’s knowledge, that:

the Annual Report on Form 20-F for the year ended December 31, 2006 (the “Report”) of the company fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the company.

Date:	June 13, 2007	By:	/s/ G.J. Wijers

		Name:	G.J. Wijers

		Title:	Chairman of the Board of Management

The foregoing certification is being furnished solely pursuant to section 1350, chapter 63 of title 18, United States Code and is not being filed as part of the Report or as a separate disclosure document.